Exhibit 99.3

AMENDMENT FOR SECURE ACT

ARTICLE 1

PREAMBLE

1.1

Adoption and effective date of Amendment. The Employer hereby adopts this Amendment to the Plan identified below. Except as otherwise specified in this Amendment, this Amendment is effective (“the Effective Date”) on the first day of the first Plan Year beginning after December 31, 2019, or as soon as administratively feasible thereafter.

1.2

Superseding of inconsistent provisions. This Amendment supersedes the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment. Except as otherwise provided in this Amendment, terms defined in the Plan will have the same meaning in this Amendment. Most Articles include definitions which are specific to that Article.

1.3

Construction. Except as otherwise provided in this Amendment, any “Section” reference in this Amendment refers only to this Amendment and is not a reference to the Plan. The Article and Section numbering in this Amendment is solely for purposes of this Amendment, and does not relate to the Plan article, section, or other numbering designations.

1.4

Intention; Construction. The purpose of this amendment is to amend the plan in accordance with pension related provisions of the Further Consolidated Appropriations Act of 2019 (“FCAA”) in general, and Division O of the that Act, the Setting Every Community Up for Retirement Enhancement Act of 2019 (“SECURE”), in specific. It also addresses a provision of the Bipartisan American Miners Act (“BAMA”), which is also part of FCAA. The provisions of this Amendment shall be interpreted and applied to be consistent with FCAA.

ARTICLE 2

IDENTIFICATION; ELECTIONS

2.1	Identifying information.

A.	Name of Employer: Uwharrie Capital Corp

B.	Name of Plan: Uwharrie Capital Corp Employees 401(k) Retirement Plan

C.	Type of Plan (check one)

(1) ☒ 401(k) Plan

(2) ☐ Profit-Sharing Plan (other than a 401(k) plan)

(3) ☐ Money Purchase Pension Plan

(4) ☐ Defined Benefit Plan (including a cash balance plan)

(5) ☐ 403(b) Plan

(6) ☐ 457(b) Plan (check one): ☐ Governmental employer   ☐ Tax-exempt employer

2.2

Plan Type Definitions. “Qualified Plan” means a 401(k) plan, profit-sharing plan, money purchase pension plan or defined benefit plan. “Defined Contribution Plan” means a Qualified Plan other than a defined benefit plan.

2.3	Default Provisions. The following provisions apply except to the extent the Employer makes a different election in one or more of Sections 2.4 through 2.6.

a.	The Plan does not make birth/adoption distributions described in Article 5.

b.	Distribution of RMDs will begin for Affected Participants no sooner than April 1 of the calendar year following the year the Participant attains age 72.

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c.	Participants will not be able to take in-service distributions from Money Purchase Pension Plans, Defined Benefit Plans, or Governmental 457(b) Plans at age 59 1⁄2.

Skip Sections 2.4 through 2.6 if you accept the default provisions listed in Section 2.3. Any entry in Sections 2.4 through 2.6 will override the corresponding default.

2.4	Birth/Adoption Distributions. The provisions of Article 5, dealing with distributions following birth or finalized adoption APPLY as follows:

a. ☐	The provisions apply effective January 1, 2020.

b. ☒	The provisions apply effective January 1, 2021 (Enter date after December 31, 2019).

c. ☐	Distributions are not available from the following accounts: ________________________ (e.g. matching contributions, or accounts in which the Participant is not fully vested).

2.5

☐ RMD Timing. Distribution of RMDs to Affected Participants, as described in Article 6, will NOT be delayed on account of this Amendment (i.e., distributions will generally commence no later than April 1 of the calendar year following the year the Affected Participant attains age 70 1⁄2), in accordance with Section 6.5.

2.6	In-Service Pension Distributions. The provisions of Article 8, dealing with in-service distributions at age 59 1⁄2, APPLY as follows:

a. ☐	The provisions apply effective on the first day of the first Plan Year beginning after December 31, 2019.

b. ☐	The provisions apply effective _________________ (Enter date after the first day of the First Plan Year beginning after December 31, 2019).

ARTICLE 3

SAFE HARBOR NOTICE – SECURE Act §103

3.1	Application. This Article 3 will apply only if the Plan is a 401(k) Plan.

3.2	Notice Not Required. If the Plan is a Safe Harbor Nonelective Plan, then the Plan Administrator may, but is not required to, provide the Safe Harbor Notice.

3.3

Definitions. A “Safe Harbor Nonelective Plan” is a plan which satisfies the ADP safe harbor requirements of Code §401(k)(12) or (13) by means of a nonelective contribution described in Code §401(k)(12)(C) or Code §401(k)(13)(D)(i)(II). However, a plan is not a Safe Harbor Nonelective Plan (and hence is required to provide a Safe Harbor Notice) if the plan satisfies the ACP safe harbor described in Code §401(m)(11) or (12). A “Safe Harbor Notice” is the Notice described in Code §401(k)(12)(D) or Code §401(k)(13)(E).

ARTICLE 4

403(b) TERMINATION DISTRIBUTIONS – SECURE Act §110

4.1	Application. This Article 4 will apply only if the Plan is a 403(b) Plan.

4.2

Custodial Accounts. In connection with distributions upon termination of the Plan, the Plan may treat the delivery of a custodial account as a distribution, pursuant to IRS guidance required under SECURE Act §110.

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ARTICLE 5

BIRTH/ADOPTION DISTRIBUTIONS – SECURE Act §113

5.1

Application. This Article 5 will apply only if (1) the plan is a Defined Contribution Plan, a 403(b) Plan, or a 457(b) Plan sponsored by a Governmental employer, and (2) the Employer elects in Section 2.4 for this Article 5 to apply, effective on the date specified in Section 2.4.

5.2

Distribution Authorized. A Participant may request a distribution (other than from an account described in Section 2.4(c)) of up to $5,000 (per child or Eligible Adoptee) as a QBAD. This $5,000 limit shall be reduced by QBADs made with respect to the same child or Eligible Adoptee by other plans maintained by the Employer or a related employer described in Code §414(b), (c), (m), or (o).

5.3

Definitions. A “QBAD” is Qualified Birth or Adoption Distribution described in Code §72(t)(2)(H)(iii). A QBAD must be made during the 1-year period beginning of the date on which a child of the Participant is born or on which the legal adoption of an Eligible Adoptee by the Participant is finalized. An “Eligible Adoptee” is an individual, other than a child of the Participant’s spouse, who has not attained age 18 or is physically or mentally incapable of self-support.

5.4

Rollover. If and to the extent that the Plan permits rollover contributions, a Participant receiving one or more QBADs from this plan may make one or more contributions in an aggregate amount not to exceed the amount of such QBADs. The Plan will treat such contributions as rollover contributions.

ARTICLE 6

REQUIRED BEGINNING DATE – SECURE Act §114

6.1	Application. This Article 6 will apply to all plans, regardless of type. It is effective with regard to RMDs required to be made after December 31, 2019.

6.2

Delay of Required Beginning Date. An Affected Participant’s RBD shall not be earlier than April 1 of the calendar year following the year the Affected Participant attains age 72. For purposes of determining an Affected Participant’s RBD, an Affected Participant will be treated as a more than 5% owner if he or she was a 5-percent owner (as defined in Code §416(i)(B)) as to the Plan Year ending in the calendar year the Participant attains age 72.

6.3

Spousal Distributions. If an Affected Participant dies prior to the Participant’s RBD, and the Participant’s sole Designated Beneficiary is the Participant’s surviving spouse, then the RMDs to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 72, if later.

6.4

Definitions. A Participant is an “Affected Participant” if the Participant was born after June 30, 1949. An “RMD” is a Required Minimum Distribution as described in Code §401(a)(9). A Participant’s “RBD” is the Participant’s Required Beginning Date as described in Code
§401(a)(9)(C).

6.5

Optional Distribution Timing. If the Employer elects in Section 2.5 for this Section 6.5 to apply, the timing of distributions to an Affected Participant will determined as though this Article 6 had not been adopted.

ARTICLE 7

BENEFICIARY RMDS – SECURE Act §401

7.1	Application. This Article 7 will apply to all plans other than Defined Benefit Plans. This Article will not apply to qualified annuities described in SECURE Act §401(b)(4)(B).

7.2

Effective Date. Except as provided in Section 7.4, Article 7 will apply to Participants who die on or after the Effective Date of this Article. Generally, the Effective Date of this Article is January 1, 2020. In the case of a governmental plan (as defined in Code §414(d)), the Effective Date of this Article is January 1, 2022. The Effective Date of this Article 7 in the case of a collectively-bargained plan will be the date determined in SECURE Act §401(b)(2).

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7.3

10-Year Rule. If the distributee of a deceased Participant’s account is a Designated Beneficiary who is not an “Eligible Designated Beneficiary,” then the Plan will distribute the account in full no later than December 31 of the 10th year following the year of the Participant’s death.

7.4

Beneficiary Death. If an Eligible Designated Beneficiary dies before receiving distribution of the Beneficiary’s entire interest in the Participant’s account, the Plan will distribute that interest in full no later than December 31 of the 10th year following the year of the Eligible Designated Beneficiary’s death. Similarly, if a Participant died before the Effective Date of this Article 7, the limitations of this Article 7 shall apply to distributions to the beneficiary of the Participant’s Designated Beneficiary.

7.5

Eligible Designated Beneficiary. An individual is an “Eligible Designated Beneficiary” of a Participant if the individual qualifies as a designated beneficiary under Code §401(a)(9)(E) and is (1) the Participant’s spouse, (2) the Participant’s child who has not reached the age of majority (as defined for purposes of Code §401(a)(9)(F), (3) an individual not more than 10 years younger than the Participant, (4) a disabled individual, as defined in Code §72(m)(7), or (5) an individual who has been certified to be chronically ill (as defined in Code §7702B(c)(2)) for a reasonably lengthy period, or indefinitely. Certain trusts may be treated as Eligible Designated Beneficiaries pursuant to Code §401(a)(9)(H)(iv) and (v). When a child of the Participant reaches the age of Majority, the Plan will distribute the child’s account in full no later than 10 years after that date.

ARTICLE 8

IN-SERVICE PENSION DISTRIBUTIONS – BAMA §103

8.1

Application. This Article 8 will apply only if (1) the Plan is a Money Purchase Pension Plan, a Defined Benefit Plan, or a 457(b) Plan sponsored by a governmental employer, and (2) the Employer elects in Section 2.6 for this Article 8 to apply, effective on the date specified in Section 2.6

8.2	Distribution at 59 1⁄2. A Participant can take an in-service distribution at age 59 1⁄2. Such a distribution will be limited to the vested portion of Participant’s accrued benefit or account.

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This Amendment has been executed this             day of                                                  , 202        .

Signature	Date

Print Name	Title

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CERTIFICATE OF ADOPTING RESOLUTION

The undersigned authorized representative of Uwharrie Capital Corp (the Employer) hereby certifies that the following resolution was duly adopted by Employer on                             , and that such resolution has not been modified or rescinded as of the date hereof:

RESOLVED, the Amendment to the Uwharrie Capital Corp Employees 401(k) Retirement Plan for the SECURE Act (the Amendment) is hereby approved and adopted and that an authorized representative of the Employer is hereby authorized and directed to execute and deliver to the Plan Administrator the Amendment and to take any and all actions as it may deem necessary to effectuate this resolution.

The undersigned further certifies that attached hereto is a copy of the Amendment approved and adopted in the foregoing resolution.

Date:	Accepted by:

Date:	Accepted by:

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